EXHIBIT 99 PRO FORMA FINANCIAL INFORMATION



         On March 17, 1998, Geotek Communications, Inc. (the "Company") commenced an offer to purchase for cash, upon the terms and subject to the conditions set forth in an Offer to Purchase dated March 17, 1998 (the "Offer"), up to $16,196,000 Accreted Value (as defined in the Indenture referred to below) of the Company's 15% Senior Secured Discount Notes due 2005 (the "Notes") for a cash purchase price equal to 100% of the outstanding Accreted Value thereof (the "Purchase Price") as of May 8, 1998, the date of purchase (the "Purchase Date"). The Company made the Offer pursuant to Section 10.08 and Section 4.12 of the Indenture, dated as of June 30, 1995 (as amended, the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as Trustee, governing the Notes.

         The following unaudited pro forma financial information sets forth historical information which has been adjusted to reflect certain permitted asset sales by the Company and the assumed purchase of $16,196,000 Accreted Value of Notes pursuant to the Offer at the Purchase Price. The pro forma income statement information has been presented for continuing operations only as required by the Commission pursuant to Regulation S-X and assumes the Company's purchase of $16,196,000 Accreted Value of Notes had taken place as of the beginning of 1997. No pro forma balance sheet information is presented. Assuming the Company purchased the full $16,196,000 Accreted Value of Notes pursuant to the Offer, the Company's long-term debt would be reduced by $12,956,958, with a corresponding reduction in cash and cash equivalents. The pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the transactions described above occurred during the periods or on the dates indicated. The pro forma financial information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and other information and data contained and incorporated in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


                                                  Year ended
                                               December 31, 1997
                                               -----------------
                                                 (in thousands)

Unaudited pro forma income statement data:



Net sales..........................................   $34,201

Operating loss before interest and taxes...........  (168,604)

Interest expense...................................    32,614

Loss from continuing operations....................  (196,252)

Deficiency of earnings to fixed charges............  (217,274)